EXHIBIT 99.2

                     SCIOS SUSPENDS DEVELOPMENT OF AURICULIN
                        FOR OLIGURIC ACUTE RENAL FAILURE


Mountain View, CA - April 2, 1997 - Scios Inc. (Nasdaq: SCIO) today announced that it has suspended development of AURICULIN(R) anaritide based upon the results of an interim analysis of data from an ongoing 250-patient Phase III study in oliguric acute renal failure. The study was suspended due to the low probability that a positive outcome could be obtained with respect to its primary clinical endpoint, dialysis-free survival.

"We are disappointed that the results of this pivotal Phase III clinical trial of AURICULIN in oliguric acute renal failure failed to confirm the positive results we observed in a subgroup of patients in our first Phase III acute renal failure trial," said Richard L. Casey, chairman and chief executive officer. "Despite this development, we remain optimistic about the viability of the other products in our pipeline. Specifically, we still expect to achieve our goal of filing a New Drug Application for NATRECOR(R) BNP in the first half of 1998. In addition, FIBLAST(R) trafermin is showing promise in a number of indications. Members of our clinical, regulatory and product development staffs who have been involved in the development of AURICULIN will be assigned to either NATRECOR, for acute congestive heart failure, or FIBLAST, for a variety of vascular and neurological disorders."

AURICULIN was under development in collaboration with Genentech, Inc. The two companies will be discussing the future of their collaboration over the next several months.

Except for historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including the timing and outcome of product development activities, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 1996 and reports on form 10-Q for subsequent quarters.

Scios is a biopharmaceutical company engaged in the discovery, development, manufacture and commercialization of novel human therapeutics. Scios has two major clinical development programs. NATRECOR(R) BNP is in Phase III clinical studies for the treatment of acute congestive heart failure. FIBLAST(R) trafermin is in Phase II clinical trials for a variety of neurological and vascular conditions. The Company has research and development collaborations with Wyeth-Ayerst Laboratories, the pharmaceutical division of American Home Products Corporation, Kaken Pharmaceutical Co., Ltd. and Novo Nordisk A/S of Denmark. Scios' profitable commercial operations division markets six psychiatric products.

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Release No. 3-97
Contact:  Anne Bowdidge, Scios Inc. 415/ 962-5814